Exhibit 2.2

STOCK PURCHASE AGREEMENT

BY AND AMONG

WAVEDANCER, INC.

WAVETOP SOLUTIONS, INC.

AND

TELLENGER, INC.

Dated: November 15, 2023

TABLE OF CONTENTS

ARTICLE I: DEFINITIONS…………………………………………………………………………...1

ARTICLE II: PURCHASE AND SALE……………………………………………………………….4

Section 2.01. Purchase and Sale of the Shares………………………………………………..4

Section 2.02. Purchase Price…………………………………………………………………..4

Section 2.03. Employment Agreements………………………………………………………4

Section 2.04. Lease……………………………………………………………………………4

ARTICLE III: CLOSING………………………………………………………………………………4

Section 3.01. Closing………………………………………………………………………….4

Section 3.02. Closing Deliverables……………………………………………………………5

ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF SELLER AND TELLENGER……5

Section 4.01. Organization and Qualification of Seller and Tellenger………………………..5

Section 4.02. Authority of Seller and Tellenger………………………………………………5

Section 4.03. Capitalization of Tellenger……………………………………………………..6

Section 4.04. No Conflicts; Consents…………………………………………………………7

Section 4.05. Brokers………………………………………………………………………….7

Section 4.06. Solvency………………………………………………………………………...7

Section 4.07. Legal Proceedings………………………………………………………………7

Section 4.08. No Other Representations and Warranties……………………………………...7

ARTICLE V: REPRESENTATIONS AND WARRANTIES OF BUYER……………………………7

Section 5.01. Organization and Authority of Buyer…………………………………………..8

Section 5.02. Authority of Buyer……………………………………………………………...8

Section 5.03. No Conflicts; Consents…………………………………………………………8

Section 5.04. Brokers………………………………………………………………………….8

Section 5.05. Solvency………………………………………………………………………...8

Section 5.06. Legal Proceedings………………………………………………………………9

Section 5.07. Independent Investigation………………………………………………………9

ARTICLE VI: COVENANTS………………………………………………………………………….9

Section 6.01. Conduct of Business Prior to the Closing………………………………………9

Section 6.02. Confidentiality………………………………………………………………….9

Section 6.03. Government Approvals and Consents………………………………………….9

Section 6.04. Books and Records……………………………………………………………10

Section 6.05. Intellectual Property…………………………………………………………...10

Section 6.06. Closing Conditions……………………………………………………………10

Section 6.07. Public Announcements………………………………………………………..10

Section 6.08. Transfer Taxes………………………………………………………………...11

Section 6.09. Further Assurances……………………………………………………………11

ARTICLE VII: CONDITIONS TO CLOSING……………………………………………………….11

Section 7.01. Conditions to Obligations of All Parties………………………………………11

Section 7.02. Conditions to Obligations of Buyer…………………………………………...11

Section 7.03. Conditions to Obligations of Seller…………………………………………...12

ARTICLE VIII: TERMINATION…………………………………………………………………….13

Section 8.01. Termination……………………………………………………………………13

Section 8.02. Effect of Termination………………………………………………………….14

ARTICLE IX: MISCELLANEOUS…………………………………………………………………..14

Section 9.01. Expenses………………………………………………………………………14

Section 9.02. Notices………………………………………………………………………...14

Section 9.03. Interpretation…………………………………………………………………..15

Section 9.04. Headings………………………………………………………………………15

Section 9.05. Severability……………………………………………………………………15

Section 9.06. Entire Agreement……………………………………………………………...15

Section 9.07. Successors and Assigns……………………………………………………….16

Section 9.08. No Third-Party Beneficiaries………………………………………………….16

Section 9.09. Amendment and Modification; Waiver……………………………………….16

Section 9.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial…………...16

Section 9.11. Specific Performance………………………………………………………….17

Section 9.12. Counterparts…………………………………………………………………...17

Section 9.13. No Survival……………………………………………………………………17

Section 9.14. Buyer Release…………………………………………………………………17

This Stock Purchase Agreement (this “Agreement”), dated as of November 15, 2023, is entered into by and among WaveDancer, Inc., a Delaware corporation (“Seller”), Wavetop Solutions, Inc., a Delaware corporation (“Buyer”), and Tellenger, Inc., a Maryland corporation (“Tellenger”).

RECITALS

WHEREAS, Seller holds all of the issued and outstanding shares of $1.00 par value common stock (the “Shares”) of Tellenger, which owns and operates a technology services firm for the primary benefit of agencies of the United States government (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase from Seller, all of the Shares subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Books and Records” means originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that relate to the Business.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(d).

“Change in Control” means, with respect to Seller, the occurrence of any of the following:

(a)	a tender offer (or series of related offers) shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of Seller, unless as a result of such tender offer more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the stockholders of Seller (as of the time immediately prior to the commencement of such offer), any employee benefit plan of Seller or its subsidiaries, and their Affiliates;

(b)	Seller shall be merged or consolidated with another entity, unless as a result of such merger or consolidation more than 50% of the outstanding voting securities of the surviving or resulting entity shall be owned in the aggregate by the stockholders of Seller (as of the time immediately prior to such transaction), any employee benefit plan of Seller or its subsidiaries, and their Affiliates;

(c)	Seller shall sell substantially all of its assets to another entity that is not wholly owned by Seller, unless as a result of such sale more than 50% of such assets shall be owned in the aggregate by the stockholders of Seller (as of the time immediately prior to such transaction), any employee benefit plan of Seller or its subsidiaries, and their Affiliates; or

(d)	any change in ownership of more than 50% of the voting securities of Seller in one or more related transactions

For purposes of this definition, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(I)(i) (as in effect on the date hereof) under the Securities Exchange Act of 1934, as amended.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Dollars or $” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 8.01(b).

“Employees” means those Persons employed by Seller or Tellenger who worked for the Business immediately prior to the Closing.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in the Business.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in connection with the Business, including the Intellectual Property Registrations.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller, Tellenger and the Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Purchase Price” has the meaning set forth in Section 2.02.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Stockholder Vote” means the affirmative vote of the holders of a majority of the shares of capital stock of Seller entitled to vote on the matters contemplated by this Agreement.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(d).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Termination and Release Agreements and the other agreements, instruments and documents required to be delivered at the Closing.

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale of the Shares. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Shares.

Section 2.02. Purchase Price. The aggregate purchase price for the Shares shall be $1,500,000 in cash payable at the Closing less the then outstanding balance of Summit Commercial Bank, N.A.’s (the “Bank”) loan to Seller and Tellenger to the extent assumed by Buyer and/or Tellenger.

Section 2.03. Employment Agreements. Tellenger shall assume all obligations under, and accept the assignment of, the Executive Employment Agreements by and between Seller and G. James Benoit, Jr., dated August 24, 2022, Gwendolyn Pal, dated February 22, 2022, and Stanley A. Reese, dated September 30, 1997.

Section 2.04. Lease. Tellenger shall assume all obligations under, and accept the assignment of, the Lease, dated May 6, 2021, by and between Map Ground Lease Owner LLC and Seller for the premises located at 12015 Lee Jackson Memorial Highway, Suite 210, Fairfax, Virginia 22033.

ARTICLE III

CLOSING

Section 3.01. Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Greenberg Traurig, LLP., 1750 Tysons Boulevard, Suite 1000, McLean, Virginia 22102 at 10:00 A.M. Eastern Standard Time, on the second Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02. Closing Deliverables.

(a)	At the Closing, Seller shall deliver to Buyer the following:

i.	A certificate representing all of the Shares;

ii.	the Seller Closing Certificate;

iii.	the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(e) and Section 7.02(f); and

iv.

a Bill of Sale for any and all of Seller’s assets being conveyed to Tellenger, including Intellectual Property Agreements, furniture and equipment, as set forth in Schedule 3.02, and Assignment and Assumption Agreement for all of the material debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, of Seller, as set forth in Schedule 3.02.

(b)	At the Closing, Buyer shall deliver to Seller the following:

i.

The cash payment of the purchase price and if the Bank loan is assumed by Seller and/or the Tellenger, a release of Seller by the Bank and a termination of any security interests which Seller has granted the Bank;

ii.	the Buyer Closing Certificate; and

iii.	the certificates of the Secretary or Assistant Secretary of Buyer required by Sections 7.03(e) and 7.03(f).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND TELLENGER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01. Organization and Qualification of Seller and Tellenger. Seller and Tellenger are corporations duly organized, validly existing and in good standing under the Laws of the states of Delaware and Maryland, respectively, and have all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by them and to carry on the Business as currently conducted. Tellenger is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 4.02. Authority of Seller and Tellenger. Seller and Tellenger have all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which each is a party, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller and Tellenger of this Agreement and any other Transaction Document to which Seller or Tellenger is a party, the performance by Seller and Tellenger of their obligations hereunder and thereunder and the consummation by Seller and Tellenger of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller and Tellenger. This Agreement has been duly executed and delivered by Seller and Tellenger, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller and Tellenger, enforceable against Seller and Tellenger in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller or Tellenger is or will be a party has been duly executed and delivered by Seller and Tellenger (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller and Tellenger enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03. Capitalization of Tellenger.

(a)	The authorized capital stock of Tellenger consists of 1,000 shares of common stock, par value $1.00, of which 200 are issued and outstanding and held by Seller.

(b)

No shares of Tellenger’s common stock are held in treasury. The shares of Tellenger’s common stock are owned beneficially and of record by Seller and constitute one 100% of the total issued and outstanding shares of capital stock of Tellenger. There are no declared or accrued but unpaid dividends with respect to any shares of Tellenger’s common stock.

(c)

Tellenger does not currently have, and has never previously adopted or maintained, a stock option plan or other equity-based plan or program providing for equity compensation of any Person in respect of Tellenger’s capital stock that Tellenger has ever adopted or maintained. Tellenger has not granted, promised or otherwise provided for the grant or issuance of any option, warrant or other right to acquire any shares of common stock to any Person.

(d)

The issued and outstanding shares of common stock (i) were duly authorized and validly issued in compliance with federal and applicable state and foreign Law, free and clear of all encumbrances and exempt from registration under all applicable federal and state securities laws and regulations; (ii) are fully paid and nonassessable; (iii) have not been issued in violation of any preemptive rights; and (iv) are not subject to preemptive rights, rights of first refusal or similar rights created by statute, Tellenger’s organizational documents or any agreement. There are no (x) outstanding obligations of Tellenger to repurchase, redeem or otherwise acquire any securities of Tellenger or (y) outstanding obligations of Tellenger to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in Tellenger or any other Person. Except for the shares of common stock, there are no other outstanding securities of Tellenger, including any debt securities, options, warrants, calls, commitments, agreements or other rights of any kind, giving any Person the right to acquire, or any securities that, upon conversion, exchange or exercise would give any Person the right to require the issuance, sale or transfer of, or obligations to issue, sell or transfer, or otherwise convertible, exercisable or exchangeable into, shares of capital stock, or other equity interests in Tellenger. There are no authorized or outstanding stock appreciation rights, phantom stock or stock plans, profit participation rights or other similar rights with respect to Tellenger.

(e)

There are no change of control or similar rights, anti-dilution protections, accelerated vesting rights, good reason resignation or other rights to receive a payment, the issuance of any security, or similar right or benefit that any officer, employee or director of Tellenger or any other Person would be entitled to exercise or invoke as a result of, or in connection with, the transactions contemplated hereby or otherwise.

(f)

There are no voting trusts or other agreements or understandings to which Tellenger is a party with respect to the equity securities of Tellenger. Following the Closing, no Person will have any right to receive shares of capital stock or other equity interests in Tellenger upon exercise, conversion or vesting of any right or convertible instrument.

Section 4.04. No Conflicts; Consents. The execution, delivery and performance by Seller and Tellenger of this Agreement and the other Transaction Documents to which they are each a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller or Tellenger; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or Tellenger or the Business; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any material contract; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or Tellenger in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.06. Solvency. Immediately after giving effect to the transactions contemplated hereby, Seller shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Seller. In connection with the transactions contemplated hereby, Seller has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.07. Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.08. No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV, none of Seller, Tellenger nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or Tellenger, including any representation or warranty as to the accuracy or completeness of any information regarding the Business furnished or made available to Buyer and its Representatives (including any information, documents or material delivered or made available to Buyer or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01. Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02. Authority of Buyer. Buyer has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03. No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of organization or operating agreement of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05. Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.06. Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.07. Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, Books and Records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller and Tellenger set forth in ARTICLE IV of this Agreement; and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, Tellenger, the Business or this Agreement, except as expressly set forth in ARTICLE IV of this Agreement.

ARTICLE VI

COVENANTS

Section 6.01. Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Tellenger shall (a) conduct the Business in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having relationships with the Business.

Section 6.02. Confidentiality. Buyer covenants and agrees to keep confidential any and all information provided to Buyer pursuant to this Agreement; provided, that the foregoing shall not prohibit any disclosure required by any applicable law (in which case Buyer will provide Seller with the opportunity to review and comment in advance of such disclosure).

Section 6.03. Governmental Approvals and Consents.

(a)    Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other parties and their respective Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other parties hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 6.04. Books and Records.

(a)    In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of six years after the Closing, Buyer shall:

(i)    retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller;

(ii)    upon reasonable notice, afford Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records; and

(iii)    convey Books and Records, as well as any other documentation relating to the operations of Tellenger, to Seller.

(b)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of six years after the Closing, Seller shall:

(i)    retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)    upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)    Neither Buyer nor Seller shall be obligated to provide each other with access to any books or records (including personnel files) pursuant to this Section 6.04 where such access would violate any Law.

Section 6.05. Intellectual Property. Seller shall convey to Tellenger any and all Intellectual

Property, Intellectual Property Agreements, Intellectual Property Assets, and Intellectual Property Registrations that pertain to the Business that are held by, or in the name of, Seller.

Section 6.06. Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 6.07. Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.08. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller or Buyer when due as is customary. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 6.09. Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01. Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)    Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.04 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

(c)	A Change in Control of Seller shall have been consummated.

(d)	Seller shall have obtained the Required Stockholder Vote with respect to the matters contemplated by this Agreement.

Section 7.02. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)

The representations and warranties of Seller and Tellenger contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)

Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)	Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(d)

Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(e)

Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)

 Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

Section 7.03. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)

The representations and warranties of Buyer contained in ARTICLE V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)

Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)    Buyer shall have delivered to Seller the Purchase Price, if the Bank loan is assumed, a release of Seller from any liability in connection with such loan, including the termination of any financing statements filed in favor of the duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d)    Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(e)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

ARTICLE VIII

TERMINATION

Section 8.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of Seller and Buyer;

(b)    by either Seller or Buyer if the transactions contemplated by this Agreement shall not have been consummated by April 30, 2024 (subject to possible extension as provided in this Section 8.01(b), the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to Seller, on the one hand, or to Buyer, on the other hand, if such party’s action or failure to act has been a principal cause of the failure of the transactions contemplated by this Agreement to occur on or before the Drop Dead Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the Securities and Exchange Commission has not declared effective under the Securities Act of 1933, as amended, a registration statement related to a transaction involving a Change in Control by the date which is 60 days prior to the Drop Dead Date, then Seller shall be entitled to extend the Drop Dead Date for an additional 60 days;

(c)	by Buyer by written notice to Seller if:

(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Seller by the Drop Dead Date; or

(ii)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d)	by Seller by written notice to Buyer if:

(i)    Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(e)	by Buyer or Seller in the event that:

(i)    there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)    any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)	as set forth in this ARTICLE VIII, Section 6.02 and ARTICLE IX hereof; and

(b)	that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller or Tellenger:

Timothy Hannon

12015 Lee Jackson Memorial Highway

Suite 210

Fairfax, VA 22033

Email: thannon@wavedancer.com

With a copy to:

Greenberg Traurig, LLP

1750 Tysons Blvd.

Suite 1000

McLean, VA 22102

Attention: Mark Wishner

                                     Fiorello (Rico) Vicencio

Email: wishnerm@gtlaw.com

                                              rico.vicencio@gtlaw.com

If to Buyer:  900 Bestgate Road

Suite 300

Annapolis, MD 21401

Attention: G. James Benoit, Jr.

Email: jb@wavedancer.com

With a copy to:

Greenberg Traurig, LLP

1750 Tysons Blvd.

Suite 1000

McLean, VA 22102

Attention: Mark Wishner

                                              Fiorello (Rico) Vicencio

Email: wishnerm@gtlaw.com

                                              rico.vicencio@gtlaw.com

Section 9.03. Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections and Schedule mean the Articles and Sections of and Schedule attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedule referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if it was set forth verbatim herein.

Section 9.04. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06. Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the statements in the body of this Agreement will control.

Section 9.07. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN ANY FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 9.11. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.13. No Survival. The representations, warranties, covenants and agreements contained herein shall not survive the Closing and shall terminate on the Closing, and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any party, its Affiliates or any of their respective officers, directors, agents or other representatives; provided, that the covenants and other agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part on or after the Closing shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing or anything herein to the contrary, nothing herein shall preclude Buyer or its Affiliates from seeking to enforce, against the applicable party thereto, any covenant or other agreement that by its terms contemplates performance in whole or in part after the Closing. For the avoidance of doubt, Buyer shall have no recourse following the Closing in respect of claims asserted under this Agreement and Seller and no past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 9.14. Buyer Release. As of the Closing, Buyer, on behalf of himself, herself or itself, Tellenger and its controlled Affiliates and each of their respective successors and assigns (each, a “Buyer Releasor”) hereby irrevocably, unconditionally and completely releases and forever discharges each person comprising Seller and their respective Affiliates, and its and their respective present and former equityholders, officers, directors, managers, agents, employees and other representatives and each of their respective successors and assigns (separately and collectively, the “Seller Releasees”) from, and hereby irrevocably, unconditionally and completely waives and relinquishes, any liabilities of the Seller Releasees, and any and all actions, claims, losses, damages, liabilities, causes of action of whatever kind, known or unknown, that such Buyer Releasor may have had in the past, may now have or may have in the future against the Seller Releasees, for, upon or by reason of any matter, cause or thing whatsoever that occurred prior to the Closing (the “Seller Released Claims”). Each Buyer Releasor agrees to refrain from, directly or indirectly, asserting any claim, action or demand or commencing, instituting or causing to be commenced any claim, action or demand of any kind against any Seller Releasee, based on or arising from any of the Seller Released Claims and represents and warrants that it has not previously transferred and agrees that it will not transfer any Seller Released Claim.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

WAVEDANCER, INC.

By: ______________________________

Name: ______________________________

Title: ______________________________

BUYER:

WAVETOP SOLUTIONS, INC.

By: ______________________________

Name: ______________________________

Title: ______________________________

TELLENGER:

TELLENGER, INC.

By: ______________________________

Name: ______________________________

Title: ______________________________